Exhibit 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT PMGC HOLDINGS INC. TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

SECURED PRE-PAID PURCHASE #4

February 6, 2026	U.S. $8,147,569.50

FOR VALUE RECEIVED, PMGC Holdings Inc., a Nevada corporation (“Company”), promises to pay to [***], or its successors or assigns (“Investor”), $8,147,569.50 and any interest, fees, charges, and late fees accrued hereunder in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight and one-half percent (8.50%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily, and shall be payable in accordance with the terms of this Secured Pre-Paid Purchase #4 (this “Pre-Paid Purchase”), which is issued and made effective as of the date set forth above (the “Effective Date”). This Pre-Paid Purchase is issued pursuant to that certain Securities Purchase Agreement dated September 23, 2025, as the same may be amended from time to time, by and between Company and Investor (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Pre-Paid Purchase carries an original issue discount of $692,569.50 (“OID”). The OID is included in the initial principal balance of this Pre-Paid Purchase and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price of $7,455,000.00 (the “Purchase Price”) shall be payable via wire transfer of immediately available funds as follows: (a) $6,343,194.44 to the Deposit Account (as defined in the DACA (as defined below)), (b) $651,805.56 to Univest Securities LLC, placement agent of the Company, (c) $5,000 to Sichenzia Ross Ference Carmel LLP, legal counsel of the Company; and (d) $455,000.00 to the bank account designated in writing by Company.

1. Payment; Prepayment; Maturity Date.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Investor at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, with ten (10) Trading Days’ prior written notice Company may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Company has received a Purchase Notice (as defined below) from Investor where the applicable Purchase Shares (as defined below) have not yet been delivered). For the avoidance of doubt, during the ten (10) Trading Day prepayment notice period, Investor shall retain the right to submit Purchase Notices, if applicable. If Company exercises its right to prepay this Pre-Paid Purchase, Company shall make payment to Investor of an amount in cash equal to 120.00% multiplied by the portion of the Outstanding Balance Company elects to prepay. Company will lose the right to prepay this Pre-Paid Purchase if Company elects to prepay this Pre-Paid Purchase and fails to do so on the date set forth in the prepayment notice sent to Investor.

1.3. Maturity Date. This Pre-Paid Purchase will be due and payable on the date that is three (3) years from the Effective Date.

2. Security.

2.1. DACA. This Pre-Paid Purchase will be secured by cash in an amount not less than the lesser of (i) $6,343,1994.44, and (ii) 90% of the then-current Outstanding Balance (the “Minimum Balance Amount”). The Minimum Balance Amount will be held in the Deposit Account pursuant to a Deposit Account Control Agreement among ELAB Opportunity Holdings LLC, a Utah limited liability and wholly owned subsidiary of Company (the “ELAB Opportunity Holdings”), [***] and Investor, in substantially the form attached hereto as Exhibit A (the “DACA”); provided, however, that Company shall have the right to use such cash to repay any portion of the Outstanding Balance (but only so long as such payment does not cause the Outstanding Balance to drop below the Minimum Balance Amount), and so long as no Event of Default has occurred and with Investor’s consent, to withdraw from the Deposit Account any funds in excess of the Minimum Balance Amount. Company may only request withdrawals from the Deposit Account once per month and in an amount no less than $25,000.00. Company hereby grants to Investor a first-position security interest in the Deposit Account and acknowledges and agrees that Investor will have the right to file a UCC-1 Financing Statement with respect to the Deposit Account. Company acknowledges and agrees that Investor will have control over the Deposit Account within the meaning of Section 9-104 of the Uniform Commercial Code pursuant to the terms of the DACA.

2.2. Collateral Documents. This Pre-Paid Purchase is also secured by the Guaranties (as defined in the Purchase Agreement), the Pledge Agreement (as defined in the Purchase Agreement), and the Security Agreement (as defined in the Purchase Agreement). For the avoidance of doubt, Company acknowledges and agrees that all of the equity interests it owns in ELAB Opportunity Holdings will be considered Pledged Equity (as defined in the Pledge Agreement) under and subject to the Pledge Agreement and Collateral (as defined in the Security Agreement) under and subject to the Security Agreement.

2.3. Covenants. Until all of Company’s obligations under this Pre-Paid Purchase are satisfied in full, Company will at all times comply with the following covenants: (i) Company will notify Investor in writing of any action, suit, proceeding, inquiry or investigation filed or initiated against Company or ELAB Opportunity Holdings within five (5) Trading Days of the initiation of the same; (ii) neither Company nor ELAB Opportunity Holdings will grant any security interest, lien, pledge or other encumbrance in any of ELAB Opportunity Holdings’ assets (including, without limitation, any equity interest in ELAB Opportunity Holdings) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion; (iii) neither Company nor ELAB Opportunity Holdings will sell, transfer, or issue any equity or grant any rights to any equity interest or voting rights in ELAB Opportunity Holdings without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion; and (iv) Company will not allow ELAB Opportunity Holdings to issue or incur any debt or conduct any business operations without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion.

3. Investor Purchases; Closings.

3.1. Purchases; Purchase Mechanics. Upon the terms and subject to the conditions of this Pre-Paid Purchase and the other Transaction Documents (as defined in the Purchase Agreement), Investor, at its sole discretion, shall have the right, but not the obligation, to purchase from Company, and Company shall issue and sell to Investor, Purchase Shares by the delivery to Company of Purchase Notices as provided herein.

(a) Purchase Notice. At any time following the Effective Date, Investor may, by providing written notice to Company in the form set forth on Exhibit B attached hereto (each, a “Purchase Notice”), require Company to issue and sell Purchase Shares to Investor, in accordance with the following provisions:

(i) Investor shall, in each Purchase Notice, indicate the portion of the Outstanding Balance that Investor elects to apply to the purchase of Purchase Shares pursuant to this Pre-Paid Purchase (each, a “Purchase”, and such amount, the “Purchase Amount”), in its sole discretion, and the timing of delivery; provided that the Purchase Amount shall not exceed the Outstanding Balance, or result in Investor exceeding the limitation set forth in Section 3.1(b).

(ii) Each Purchase Notice shall be delivered to Company in accordance with the notice provisions set forth in the Purchase Agreement.

(iii) Each Purchase Notice shall set forth the Purchase Amount, the Purchase Share Purchase Price, the number of Purchase Shares to be issued by Company and purchased by Investor, and the remaining Outstanding Balance following the Closing (as defined below) of the Purchase.

(iv) Any Purchase Shares issued hereunder must be issued free trading to Investor pursuant to: (1) an effective Registration Statement (as defined in the Purchase Agreement); or (2) an applicable exemption from registration (e.g., Rule 144).

(v) In the event the Purchase Share Purchase Price is below the Floor Price, Investor will have the right to elect to have the applicable Purchase Amount paid in cash rather than Purchase Shares.

(b) Ownership Limitation. Notwithstanding anything to the contrary contained in this Pre-Paid Purchase or the other Transaction Documents (as defined in the Purchase Agreement), Company shall not effect any issuance of Purchase Shares pursuant to this Pre-Paid Purchase to the extent that after giving effect to such issuance, the issuance would cause Investor (together with its affiliates) to beneficially own a number of Common Shares exceeding 9.99% of the number of Common Shares outstanding on such date (including for such purpose the Common Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional, and non-waivable and shall apply to all affiliates and assigns of Investor.

3.2. Closings. The closing of each purchase and sale of Purchase Shares (each, a “Closing”) shall take place in accordance with the procedures set forth below:

(a) Promptly after receipt of a Purchase Notice with respect to each Purchase (and, in any event, not later than two (2) Trading Days after such receipt), Company will, or will cause its transfer agent to, electronically transfer such number of Purchase Shares to be purchased by Investor (as set forth in the Purchase Notice) by crediting Investor’s account or its designee’s account at DTC through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to Investor that such share transfer has been requested. Promptly upon receipt of such notification, Investor shall pay to Company the aggregate purchase price for the Purchase Shares (as set forth in the Purchase Notice) by offsetting the Purchase Amount against an equal amount outstanding under this Pre-Paid Purchase (first towards accrued and unpaid interest, if any, and then towards outstanding principal as shown in such Purchase Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the nearest whole number of shares. To facilitate the transfer of the Purchase Shares by Investor, the Purchase Shares will not bear any restrictive legends so long as there is an effective Registration Statement or an available exemption from registration for the resale of such Purchase Shares (it being understood and agreed by Investor that notwithstanding the lack of restrictive legends, Investor may only sell such Purchase Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements)).

(b) In connection with each Closing, each of Company and Investor shall deliver to the other all documents, instruments, and writings expressly required to be delivered by either of them pursuant to this Pre-Paid Purchase in order to implement and effect the transactions contemplated herein.

4. Events of Default and Remedies.

4.1. Event of Default. The following are events of default under this Pre-Paid Purchase (each, “Event of Default”): (a) Company fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Company makes a general assignment for the benefit of creditors; (e) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Company; (g) Company fails to observe or perform any covenant set forth in Section 4 or Section 5 of the Purchase Agreement or Section 2.3 above; (h) the occurrence of a Fundamental Transaction without Investor’s prior written consent; provided that, notwithstanding anything to the contrary to the other Transaction Documents, any transaction involving the acquisition, merger, or otherwise of any business by the Company or any of its subsidiaries shall not be deemed a Fundamental Transaction, unless such transaction results in a Change of Control; (i) Company fails to timely establish and maintain the Share Reserve (as defined in the Purchase Agreement); (j) Company fails to deliver any Purchase Shares in accordance with the terms hereof provided, that there shall be no breach in the event such failure is solely attributable to the Company’s transfer agent, so long as (i) the failure is cured and the required delivery is completed within ten (10) Trading Days after the applicable deadline, and (ii) the total number of such transfer agent-related failures does not exceed three (3) in the aggregate during the term of the Transaction Documents; (k) any money judgment, writ or similar process is entered or filed against Company or any subsidiary of Company or any of its property or other assets for more than $1,000,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Investor; (l) Company fails to be DWAC Eligible; (m) Company or any subsidiary of Company, breaches any covenant or other term or condition contained in any Other Agreement in any material respect; (n) Company defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Company contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 or Section 4 or Section 5 of the Purchase Agreement; (o) any representation, warranty or other statement made or furnished by or on behalf of Company to Investor herein or in any Transaction Document in connection with the issuance of this Pre-Paid Purchase is false, incorrect or incomplete, or, in light of the circumstances under which such representation, warranty, or other statement (as applicable) was made, misleading in any material respect when made or furnished; (p) at any time during the period beginning on the effective date of the Registration Statement and ending on the six (6) month anniversary of the Purchase Price Date, the Registration Statement is suspended, halted, declared ineffective or otherwise unavailable for Investor to sell Purchase Shares for a period of more than thirty (30) days; and (q) Company or any subsidiary of Company breaches any material covenant or other material term or condition contained in any Other Agreements.

4.2. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Investor may accelerate this Pre-Paid Purchase by written notice to Company, with the Outstanding Balance becoming immediately due and payable in cash. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Event of Default shall become immediately and automatically due and payable in cash. At any time following the occurrence of any Event of Default, upon written notice given by Investor to Company, the Outstanding Balance will automatically increase by fifteen percent (15.00%) and interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18.00%) per annum or the maximum rate permitted under applicable law (“Default Interest”). Notwithstanding the foregoing, and for the avoidance of doubt, Investor may continue making Purchases pursuant to Section 3 at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with the acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest, or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder, and Investor shall have all rights as a holder of the Pre-Paid Purchase until such time, if any, as Investor receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver Purchase Shares pursuant to a Purchase as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Company acknowledges that this Pre-Paid Purchase is an unconditional, valid, binding, and enforceable obligation of Company not subject to offset, deduction, or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or Purchases called for herein in accordance with the terms of this Pre-Paid Purchase.

6. Waiver. No waiver of any provision of this Pre-Paid Purchase shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future, except to the extent specifically set forth in writing.

7. Opinion of Counsel. In the event that an opinion of counsel is needed for Purchases under this Pre-Paid Purchase, Investor has the right to have any such opinion provided by its counsel.

8. Governing Law; Venue. This Pre-Paid Purchase shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-Paid Purchase shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Pre-Paid Purchase, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Pre-Paid Purchase shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Pre-Paid Purchase.

12. Assignments. Company may not assign this Pre-Paid Purchase without the prior written consent of Investor. This Pre-Paid Purchase and any Purchase Shares issued upon Purchase of this Pre-Paid Purchase may be offered, sold, assigned, or transferred by Investor without the consent of Company.

13. Notices. Whenever notice is required to be given under this Pre-Paid Purchase, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Investor and Company agree that in the event Company fails to comply with any of the terms or provisions of this Pre-Paid Purchase, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees, balance adjustments, Default Interest or other charges assessed under this Pre-Paid Purchase are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

15. Severability. If any part of this Pre-Paid Purchase is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Investor to the fullest extent permitted by law, and the balance of this Pre-Paid Purchase shall remain in full force and effect.

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IN WITNESS WHEREOF, Company has caused this Pre-Paid Purchase to be duly executed as of the Effective Date.

COMPANY:

PMGC Holdings Inc.

By:	/s/ Graydon Bensler
Graydon Bensler, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED, AND AGREED:

INVESTOR:

[***]

By:	/s/

[Signature Page to Pre-Paid Purchase #4]

ATTACHMENT 1

DEFINITIONS

For purposes of this Pre-Paid Purchase, the following terms shall have the following meanings:

A1. “Common Shares” means Company’s common shares, par value $0.0001 per share.

A2. “Change of Control” means: (a) any person or group of persons acting together, within the meaning of Section 13(d) of the 1934 Act, becoming the beneficial owner, directly, or indirectly, of more than fifty percent (50.00%) of the total voting power of the Company’s outstanding capital stock; (ii) the consummation of a merger, consolidation, reorganization, or other business combination in which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than fifty percent (50.00%) of the total voting power of the surviving entity; or (iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets.

A3. “DTC” means the Depository Trust Company or any successor thereto.

A4. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A5. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A6. “DWAC Eligible” means that (a) Company’s Common Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Company has been approved (without revocation) by DTC’s underwriting department; (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Purchase Shares are otherwise eligible for delivery via DWAC; and (e) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Purchase Shares via DWAC.

A7. “Floor Price” means $0.32 per share.

A8. “Fundamental Transaction” means that (a) (i) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Company or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50.00% of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50.00% of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or preferred stock, other than an increase in the number of authorized Common Shares or a forward or reverse stock split, (vi) Company transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Company, or (vii) Company pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50.00% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Company. For the avoidance of doubt: (x) Company or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Pre-Paid Purchase is repaid in full upon consummation of the transaction; and (y) “Fundamental Transaction” shall not include a reincorporation by the Company into another State.

Attachment 1 to Pre-Paid Purchase #4, Page 1

A9. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Company (or an affiliate), on the one hand, and Investor (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Company’s ongoing business operations.

A10. “Outstanding Balance” means as of any date of determination, the initial principal amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Purchases, offset, or otherwise, accrued but unpaid interest, collection, and enforcements costs (including attorneys’ fees) incurred by Investor, transfer, stamp, issuance and similar taxes and fees related to Purchases, and any other fees or charges incurred under this Pre-Paid Purchase.

A11. “Purchase Notice Date” means the date the applicable Purchase Notice is delivered by Investor to Company.

A12. “Purchase Price Date” means the date the Purchase Price is delivered by Investor to Company.

A13. “Purchase Shares” means Common Shares purchased pursuant to this Pre-Paid Purchase.

A14. “Purchase Share Purchase Price” means 88.00% multiplied by the lowest daily VWAP during the ten (10) Trading Day period preceding the applicable measurement date.

A15. “Trading Day” means any day on which Company’s principal market is open for trading.

A16. “VWAP” means the volume weighted average price of the Common Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Pre-Paid Purchase #4, Page 2

EXHIBIT A

DACA

[See attached]

EXHIBIT B

PURCHASE NOTICE

On behalf of [***] (“Investor”), the undersigned hereby certifies, with respect to the purchase of Common Shares of PMGC Holdings, Inc., a Nevada corporation (“Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Pre-Paid Purchase #4, dated as of February 6, 2026 (as amended and supplemented from time to time), as follows:

A.	Purchase Notice Date: ____________
B.	Purchase Amount: ____________
C.	Purchase Share Purchase Price: ___________
D.	Number of Purchase Shares Due to Investor: ____________________
E.	Outstanding Balance Following Purchase: ____________

Please transfer the Purchase Shares electronically (via DWAC) to the following account:

Broker: ________________________	Address:__________________
DTC#: ________________________	__________________
Account #: _____________________	__________________
Account Name: __________________	__________________

Investor:

[***]

By: